Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ACTUATE THERAPEUTICS, INC.

Actuate Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify,

ONE:           That, the Corporation was incorporated under the name Apotheca Therapeutics, Inc. by the filing of its original Certificate of Incorporation with the Secretary of State (the “Secretary of State”) of the State of Delaware on January 16, 2015. A Certificate of Amendment, changing the name of the Corporation from Apotheca Therapeutics, Inc. to Actuate Therapeutics, Inc., was filed with the Secretary of State on October 1, 2015. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State on March 16, 2017. A Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State on April 29, 2019. A Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State on October 1, 2019. A Fourth Amended and Restated Certificate of Incorporation was filed with the Secretary of State on November 25, 2020. A Fifth Amended and Restated Certificate of Incorporation was filed with the Secretary of State on September 27, 2022.

TWO: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law, adopted resolutions amending its Fifth Amended and Restated Certificate of Incorporation, as follows:

1.            That the following is hereby inserted into Article FOURTH immediately before the first sentence therein:

“Effective upon the filing of this Certificate of Amendment of the Fifth Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), every one and eight tenths of a share of Common Stock (as defined herein) then issued and outstanding or held in the treasury of the Corporation immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, without any further action by the holders of such shares (the “Reverse Stock Split”). The Reverse Stock Split will be effected on a by issuance basis, and no fractional shares shall be issued in connection with the Reverse Stock Split. In lieu of any fractional shares to which a holder would otherwise be entitled, the Corporation shall round up any fractional share resulting from the Reverse Stock Split to one (1) whole validly issued, fully paid and non-assessable share of Common Stock. The Reverse Stock Split shall occur automatically without any further action by the holders of the shares of Common Stock and Preferred Stock affected thereby. All rights, preferences and privileges of the Common Stock and the Preferred Stock shall be appropriately adjusted to reflect the Reverse Stock Split in accordance with this Fifth Amended and Restated Certificate of Incorporation.”

2.            That Section 4.2 of Subsection B of Article FOURTH is hereby amended and restated to read in its entirety as follows:

“Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall round up any fractional share resulting from the conversion to one (1) whole validly issued, fully paid and non-assessable share of Common Stock. Whether or not fractional shares would be issuable upon such conversion shall be determined on a by issuance basis.”

THREE: All other provisions of the Corporation’s Fifth Amended and Restated Certificate of Incorporation will remain in full force and effect.

FOUR: Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval and was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to Fifth Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer on June 7, 2024.

ACTUATE THERAPEUTICS, INC.

By:	/s/ Daniel M. Schmitt
Name: Daniel M. Schmitt
Title: President and Chief Executive Officer